Exhibit 99.1

Gaia Reports Third Quarter 2016 Results

BOULDER, CO, November 3, 2016 — Gaia, Inc. (NASDAQ: GAIA), a conscious media company, reported financial results for the third quarter ended September 30, 2016.

During the third quarter, Gaia completed the sale of its branded consumer product business and recognized a $114.5 million pre-tax gain. In the second quarter Gaia also sold its 51.4% interest in Natural Habitat, which was acquired for $0.6 million, for $12.8 million.

Gaia used the majority of the proceeds to conduct a share repurchase tender offer. Gaia acquired 9,637,000 shares of its common stock and 840,000 vested stock options at $7.75 per share. The remaining proceeds will be used to fund the continuing growth and development of Gaia’s business, as well as general corporate purposes. As of September 30, 2016, Gaia had 15.1 million shares outstanding, $62.5 million in cash, no debt, and an unencumbered 13 acre, 150,000 sq. ft. fully leased campus.

Third Quarter 2016 Financial Results

Reported results are from continuing operations and exclude the results of the branded consumer product business and Natural Habitat for all periods presented, except for certain disposition and separation costs that continued in the third quarter and costs associated with transition services, which ended on September 30, 2016.

Total revenues in the third quarter of 2016 increased 27% to $4.5 million from $3.5 million in the same quarter a year ago due to 35% growth in streaming revenue. Gaia’s paying subscriber count at the end of the third quarter grew 46% to 180,000 compared to 123,000 at the end of the third quarter of 2015.

Gross profit in the third quarter increased 30% to $3.8 million compared to $2.9 million in the year-ago quarter. Gross margin increased 170 basis points to 84.3% from 82.6% in the third quarter of 2015. The increase in gross margin was due to leverage on the cost of streaming due to higher volumes and increased revenues.

Total expenses in the third quarter were $8.0 million compared to $3.5 million in the year-ago quarter. The increase was primarily due to $4.2 million in additional selling and operating expenses associated with increased marketing and re-branding of Gaia, an increase in headcount, cost of business separation activities, and the cost of transition services.

Net loss from continuing operations in the third quarter was $(0.2) million or $(0.01) per share, compared to $(0.7) million or $(0.03) per share in the year-ago quarter.

“Our results for the third quarter were ahead of our expectations,” said Jirka Rysavy, Gaia’s Chairman and CEO. “We exceeded our subscriber growth target, successfully completed the sale of the branded business and the tender offer, increased our geographic reach to 130 countries and expanded our library to approximately 7,500 titles. We expect to build on this momentum during the fourth quarter and reach about 200,000 paid subscribers by the end of the year.”

Conference Call

Gaia is hosting a conference call today, November 3, 2016, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (877) 741-4251 or (719) 325-4783 for international callers, passcode 9218871. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until November 17, 2016 by dialing (844) 512-2921 or (412) 317-6671 for international callers, passcode 9218871.

About Gaia

Gaia is a global digital video streaming service and online community that provides curated conscious media content to its subscribers in 130 countries. Over 90% of its 7,500 titles are available for streaming exclusively on Gaia through most devices connected to the Internet and 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net revenues
Streaming	$3,802	$2,818	$10,641	$7,933
DVD Subscription and other	660	683	1,849	1,959

Total net revenues	4,462	3,501	12,490	9,892

Cost of revenues
Streaming	636	529	1,952	1,706
DVD Subscription and other	65	79	209	255

Total cost of revenues	701	608	2,161	1,961

Gross profit	3,761	2,893	10,329	7,931

Expenses (1):
Selling and operating	6,536	2,249	17,383	9,735
Corporate, general and administration	1,439	1,286	4,215	3,571

Total expenses	7,975	3,535	21,598	13,306

Loss from operations	(4,214)	(642)	(11,269)	(5,375)
Interest and other income (expense), net	20	(18)	(133)	(282)

Loss before income taxes	(4,194)	(660)	(11,402)	(5,657)
Income tax expense (benefit)	(4,043)	—	(4,041)	—

Net loss from continuing operations	(151)	(660)	(7,361)	(5,657)

Income (loss) from discontinued operations, net of tax	100,595	(8,154)	97,741	(8,165)

Net income (loss)	$100,444	$(8,814)	$90,380	$(13,822)

Net income (loss) per share — basic and diluted:
From continuing operations	$(0.01)	$(0.03)	$(0.34)	$(0.23)
From discontinued operations	$6.65	$(0.33)	$4.56	$(0.33)

Net income (loss) per share.	$6.64	$(0.36)	$4.22	$(0.56)

Weighted-average shares outstanding:
Basic	15,138	24,517	21,417	24,507

Diluted	15,138	24,517	21,417	24,507

(1)	Expenses during the nine months ended September 30, 2016 include one-time expenses associated with the sale of Natural Habitat, the sale of the branded consumer products business, the planned (and now cancelled) spin-off of our subscription business and certain other costs associated with these business that are not allowed to be classified as discontinued operations.

GAIA, INC.

Condensed consolidated balance sheets

(in thousands)	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash	$62,454	$1,266
Accounts receivable	604	465
Prepaid expenses and other current assets	1,485	729
Current assets of discontinued operations	—	68,860

Total current assets	64,543	71,320
Property, equipment, and media library, net	28,550	29,524
Goodwill and other intangibles, net	10,680	10,816
Investments and other assets	10,882	1,549
Noncurrent assets of discontinued operations	—	15,333

Total assets	$114,655	$128,542

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,410	$6,081
Deferred revenue	1,994	1,454
Current liabilities of discontinued operations including income taxes payable	3,690	32,214

Total current liabilities	12,094	39,749
Deferred taxes	1,285	—
Commitments and contingencies

Gaia, Inc. shareholders’ equity	101,276	83,940
Noncontrolling interest	—	4,853

Total equity	101,276	88,793

Total liabilities and equity	$114,655	$128,542

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